Exhibit 99.1

November 3, 2009

SOLITARIO EXPLORATION & ROYALTY RECEIVES US$2.2 MILLION UPON TERMINATION OF METALLIC VENTURES AGREEMENT

Denver, Colorado: Solitario Exploration & Royalty Corp. (NYSE Amex: XPL; TSX: SLR; "Solitario") announced that it received US$2.2 million in cash from Metallic Ventures Gold Inc. (TSX: MVG; "Metallic Ventures") upon the termination of the definitive arrangement agreement dated August 24, 2009, as amended October 13, 2009 (the "Agreement") between Solitario and Metallic Ventures.

Information concerning the Solitario-Metallic Ventures Agreement was provided in news releases dated August 24, October 13 and October 30, 2009, and as filed by Solitario on SEDAR and with the Securities and Exchange Commission (www.sec.gov).

About Solitario Exploration & Royalty Corp.

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico and Peru. Besides Votorantim, Solitario has significant business relationships with Newmont Mining and Anglo Platinum. Solitario is traded on the NYSE Amex ("XPL") and on the Toronto Stock Exchange ("SLR").

Additional information about Solitario is available online at www.solitarioxr.com, or for more information contact:

Christopher E. Herald                                                  Debbie Mino-Austin
President and CEO                                                      Director - Investor Relations
Solitario Exploration & Royalty Corp.                          Solitario Exploration & Royalty Corp.
303-534-1030                                                               800-229-6827

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.

Additional Information

No regulatory authority has approved or disapproved the content of this release. The Toronto Stock Exchange accepts no responsibility for the adequacy or accuracy of this release.